Exhibit 10.8

COMMERCIAL LEASE SUMMARY

EFFECTIVE DATE:	January 31, 2020

LANDLORD:	CHARRON METALS CORPORATION, a California corporation

TENANT:	YOZAMP PRODUCTS COMPANY, LLC. an Oregon limited liability company, dha Expion 360 Corporation

PREMISES:	2045 SW Deerhound Avenue #101, Suite C Redmond, OR 97756

COMMENCEMENT DATE (Section 1.3): Date of Occupancy

LEASE TERM (Section 1.1):	7 years

INITIAL BASE RENT (Section 2.1):	Months 1-12 @ $17,971.20 per month + NNN and any excess TI repayment, increased as provided in Section 2.1.

SECURITY DEPOSIT PAID (Section 2.4):	$35,942.40

PAYMENTADDRESS:	1225 Emory Street San Jose, CA 95126

RENEWAL OPTIONS:	One (1) term of three (3) years

LATE FEE/INTEREST (Sections 2.6 and 17.7):	5% of the amount if Rent (or any other payment) is not received by Landlord within 5 days after it is due: plus interest at the Default Rate from the due date until paid.

PERMITTED USES (Section 3.1):	Manufacturing solar panels and batteries, distribution, and related office uses.

This summary is not intended to replace the terms of the lease, if there is a conflict between this summary and the lease, the lease shall control. The submission of this lease for examination does not constitute an option or offer to lease space. This lease shall have no binding effect on the parties unless executed by both Landlord and Tenant.

COMMERCIAL LEASE

EFFECTIVE DATE:	January 31, 2020

PARTIES:	CHARRON METALS CORPORATION, a California corporation	(“Landlord”)

1225 Emory Street
San Jose, CA 95126

AND:	YOZAMP PRODUCTS COMPANY, LLC,	(“Tenant”)
an Oregon limited liability company

2045 SW Deerhound Avenue #101, Suite C
Redmond, OR 97756

RECITALS

A.           Landlord is the owner of real property where a commercial building of approximately 14,976 square foot will be constructed and then commonly known as 2045 SW Deerhound Avenue, #101 Suite C, Redmond, OR 97756, Deschutes County, Oregon (the “Building”). For purposes of this Lease, the term “Premises” means the Building, the Parking Area (as defined below ), and all pieces or parcels of real property (and any improvements located thereon) on which the Building and Parking Area are located, all as legally described on the attached Exhibit A.

B.           By the execution of this Commercial Lease (this “Lease”), Landlord leases to Tenant and Tenant leases from Landlord the Premises subject to this terms and conditions contained herein.

AGREEMENT

1.	Occupancy

1.1          Term. The Term and Tenant’s obligation to pay Rent (as defined below) shall commence on the Commencement Date (defined below), and shall continue, subject to the terms and conditions provided in this Lease, until the last day of the month that is 84 full calendar months after the Commencement Date (the “Term”), unless sooner terminated as provided in this Lease. For purposes of this Lease, the “Term” means the initial 84-month Lease Term and any extensions or renewals thereof.

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1.2          Effective Date. Landlord and Tenant agree and acknowledge that they shall be bound in accordance with the terms of this Lease from and after the dale of the parties' mutual execution of this Lease (the “Effective Date”). Landlord and Tenant agree and acknowledge that, except as stated in this Lease, including, without limitation, the Work Agreement attached as Exhibit B, there are no preconditions to the effectiveness of this Lease or the performance of its terms.

1.3         Commencement Date and Possession. Prior to the Commencement Date. Landlord shall complete the improvements to the Premises described in the Work Letter Agreement, attached as Exhibit B (the “Tenant Improvements”). The Lease Term and Tenant’s right of possession shall commence upon substantial completion of the Tenant Improvements and on the date that the Premises and the Building are otherwise in the Delivery Condition (as defined in the Work Letter Agreement) and the Premises are made available to Tenant for occupancy (the “Commencement Date”).

1.4         Parking Area. The Premises has a parking area consisting of unassigned, on-site parking spaces (including ADA accessible space(s)) and drive aisles (the “Parking Area”). Landlord shall not be liable for any damage or destruction of any nature to, or any theft of, vehicles, or contents therein, in or about the Parking Area. Notwithstanding anything contained in this Lease to the contrary. Landlord shall have the right to implement reasonable parking restrictions (including assigning parking spaces to occupants or establishing overnight parking restrictions) on thirty (30) days’ prior written notice to Tenant, which parking restrictions shall be binding on Tenant, its agents, employees and invitees, subject to Tenant’s permitted use of the Premises and rights under Section 3.1 below.

1.5         Renewal Option. If Tenant is not then in default under this Lease beyond applicable notice and cure periods. Tenant shall have the option (the “Extension Option”) to extend the Lease Term for one (1) term of three (3) years. Tenant shall exercise the Extension Option by providing Landlord written notice (the “Extension Notice”) not less than 180 days prior to the last day of the Term. Giving the Extension Notice shall be sufficient to make this Lease binding for one (1) additional term of three (3) years without further act of the parties. The renewal term shall commence on the day immediately following the expiration of the Term. The terms and conditions for the renewal term shall be identical with the initial Term except for Base Rent (defined below) and Tenant shall no longer have the Extension Option that has already been exercised. Base Rent for the renewal term shall be as provided in Section 2.6. below.

1.6         Tenant's Excess TI Payment. Following the Commencement Dale, and subject to the other provisions of this Lease, Tenant shall pay Tenant’s Excess TI Payment to Landlord, if any, as Additional Rent, as provided in the Work Letter Agreement. The initial amount of Tenant’s Excess TI Payment will be memorialized on the Commencement Dale, or as seen thereafter as reasonably possible.

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2.	Rent, Deposit, Taxes, Fees, and Charges

2.1          Base Rent. During the first twelve (12) months of the Term. Tenant shall pay Landlord guaranteed base monthly rent, without offset, of $17,971.20 (“Base Rent”), calculated by multiplying the approximate leasable area of the Premises by $1.20 per square foot, per month. Base Rent due for any partial month in which the Commencement Date occurs shall be paid in advance and shall be prorated based upon the number of days in the month. Beginning on the first anniversary of the Commencement Date, and thereafter on each anniversary of that date during the Term. Base Rent shall escalate by three percent (3%) over the Base Rent payable during the preceding 12-month period.

2.2          Rent Due Date. Rent shall be due and payable to Landlord, without any deduction or offset whatsoever, commencing on the Commencement Date. Rent shall be due and payable on or before the first day of each subsequent month, in advance and without notice or invoice to Tenant, at such place as may be designated by Landlord, except that rent for the first and last months has been paid on execution of this Lease, and Landlord acknowledges receipt of this sum. On the Commencement Date, Tenant shall pay Landlord a prorated amount of Base Rent for the remainder of the month in which the Commencement Date occurs.

2.3           Additional Rent. All taxes, insurance costs, utility charges (e.g., electricity, telephone, etc.). Tenant’s Excess TI Payment, and any other sums Tenant is required to pay to Landlord or any third party shall be deemed “Additional Rent.” For purposes of this Lease, “Rent” shall mean both Base Rent and Additional Rent.

2.4          Security Deposit. Tenant shall pay to Landlord the sum of $35,942.40 (the “Security Deposit”) on or before the Commencement Date, which amount shall secure Tenant’s compliance and performance of each and every term and obligation of Tenant under this Lease. Landlord may commingle the Security Deposit with its funds and Tenant shall not be entitled to interest on the Security Deposit. Landlord shall have the right to offset against the Security Deposit any sums owing from Tenant to Landlord not paid when due, any damages caused by Tenant’s default, the cost of curing any default by Tenant, should Landlord elect to do so, and the cost of performing any repair or cleanup that is Tenant’s obligation under this Lease. Offset against the Security Deposit shall not be Landlord’s exclusive remedy under this Lease but may be invoked by Landlord, at Landlord’s option, in addition to any other remedy provided by law or this Lease for Tenant’s breach or nonperformance of any term or condition contained in this Lease. Landlord shall give notice to Tenant each time an offset is claimed against the Security Deposit and unless this Lease is terminated. Tenant shall, within ten (10) days following Tenant’s receipt of such notice, deposit with Landlord a sum equal to the amount of the offset so that the balance of the Security Deposit shall remain constant throughout the Term.

2.5          Late Fee on Rent and Other Charges. If Rent (or other payment due from Tenant) is not received by Landlord within five (5) days after it is due. Tenant shall pay a late fee equal to five percent (5%) of the past due payment (the “Late Fee”). Subject to the terms and conditions of this Lease, Landlord may levy and collect the Late Fee in addition to all other remedies available for Tenant's failure to pay Rent (or other payment due from Tenant). All Late fees shall be payable as Additional Rent. Additionally, all such delinquent Rent or other sums, plus the Late Fee, shall accrue interest at the Default Rate (as defined below), from the date first due until the date paid in full. Any payments of any kind returned for insufficient funds will be subject to an additional handling charge of $50.00 and. in the event more than two payments of any kind arc returned for insufficient funds in any 12-month period. Landlord may require Tenant to make all future payments by cashier’s check or other immediately collectible method.

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2.6          Renewal Term Base Rent. If Tenant exercises an Extension Option, Base Rent for the first year of the renewal term will be the greater of: a) the Base Rent of the last month of the preceding term: or b) the fair market rental rate for such renewal term, as mutually determined by Landlord and Tenant. If Landlord and Tenant arc unable to agree on the fair market rental rate for the Premises, the fair market rental rate shall be determined by a qualified independent commercial real estate broker familiar with commercial rental values in Redmond. Oregon. Tenant shall choose the commercial real estate broker from a list of not fewer than three (3) qualified, independent commercial real estate brokers provided by Landlord. If Tenant shall fail to choose a commercial real estate broker from Landlord's list within ten (10) business days after receipt. Landlord may name any commercial real estate broker from Landlord’s list. Within thirty (30) days of his or her appointment, the commercial real estate broker shall return his or her decision as to the fair market rental rate of the Premises, together with a discussion of the facts, considerations, and opinions on which the determination is based. The cost and expense of the commercial real estate broker shall be borne by the parties equally. The commercial real estate broker's determination of the fair market rental rate for the Premises will take into account the relative obligations of Landlord and Tenant pursuant to the terms of this Lease and shall be binding on Landlord and Tenant (but shall be in no event less than the Base Rent of the last month of the preceding term). Once the Base Rent for the renewal term has been established, Base Rent shall escalate on each anniversary of the Commencement Date, as provided in Section 2.1.

3.	Use Of The Premises

3.1          Permitted Use. Tenant shall use the Premises for manufacture, storage and distribution of solar panels, related batteries, related office uses, and associated products (collectively, the “Business”), and for no other purpose without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Operation of the Business shall be subject to all Legal Requirements (as that term is defined in Section 3.2(a) below). If Tenant’s permitted use is prohibited by Legal Requirements or any other applicable restrictions or rules affecting the Premises, Tenant shall have the option, on notice to Landlord, to terminate this Lease, and. in such event, all rights and obligations of the parties shall cease as of the dale of termination. Tenant acknowledges and agrees that neither Landlord nor any of Landlord's members, managers, officers, sureties, agents, contractors, representatives, or employees (collectively, “Landlord’s Agents”) have made any warranties or representations, whether express or implied, concerning the permitted use that may be made of the Premises or the Building under any Legal Requirements, including the present comprehensive plan of the city or county in which the Premises are located, zoning ordinances, and any other existing or future restrictions that pertain to the Premises, l or avoidance of any doubt and without limitation, Landlord is obligated to obtain a certificate of occupancy or temporary certificate of occupancy for the Premises prior to the Commencement Date (and to obtain a certificate of occupancy for the Premises prior to the expiration of any temporary certificate of occupancy), and neither the foregoing nor any other provision of this Lease excuses Landlord from Landlord's obligations to do so.

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3.2         Restrictions on Use. In connection with Tenant’s use of the Premises, Tenant shall:

(a)           Conform and comply with any and all Legal Requirements. Tenant shall correct, at Tenant's own expense, any failure of compliance created through Tenant’s fault or by reason of Tenant's use of the Premises, but Tenant shall not be required to make any structural changes to effect such compliance. For purposes of this Lease, the term “Legal Requirements” means any and all applicable covenants, conditions, restrictions, easements, declarations, laws, statutes, ordinances, orders, codes, rules, and regulations of any public authority affecting the Building or the Business, including the Americans with Disabilities Act of 1990 (and the rules and regulations promulgated thereunder), and the Environmental Laws (defined below), all as now in force and as may hereafter be amended, modified, enacted, or promulgated.

(b)           Refrain from any activity that would make it impossible to insure the Premises against casualty, would increase the insurance rate, or would prevent Landlord from taking advantage of any ruling of the Oregon Insurance Rating Bureau or its successor allowing Landlord to obtain reduced premium rates for long-term fire insurance policies, unless Tenant pays the additional costs of the insurance.

(c)           Subject to noise and other matters typically associated with Tenant’s use of the Premises permitted by Section 3.1 above, refrain from any use which would be reasonably offensive to Landlord or owners or users of neighboring property, or which would tend to create a nuisance or damage the reputation of the Premises.

(d)           Refrain from loading the floors beyond the point considered safe by a competent engineer or architect selected by Landlord.

(e)           Refrain from making any marks on or attaching any sign, insignia, antenna, aerial, or other device to the exterior or interior walls, windows, or roof of the Building (including the Premises) without the prior written consent of Landlord.

(f)            Refrain from conducting any business involving the manufacture, distribution or sale of: (i) cannabis: or (ii) any other substance in violation of applicable federal or state law.

(g)           Subject to Tenant's use of the Premises permitted by Section 3.1 above and Tenant's reasonable business needs. Tenant acknowledges and agrees that Landlord shall be permitted to adopt reasonable rules and regulations concerning use of the Premises and may reasonably amend such rules and regulations from time to time as Landlord determines. Any such adoption or amendment of permissible rules and regulations shall be effective thirty (30) days after Landlord provides Tenant notice of such adoption or amendments.

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3.3         Hazardous Substances; Indemnification.

(a)          Tenant shall refrain from causing or permitting any Hazardous Substances (as defined below) to be spilled, leaked, disposed of, or otherwise released on or under the Premises. Without otherwise limiting the immediately preceding sentence, Tenant may use, store, or otherwise handle on the Premises only those Hazardous Substances typically used, stored, sold, or handled in the prudent and safe operation of the Business. Tenant shall comply with all Environmental Laws and shall exercise the highest degree of care in the use, handling, and storage of Hazardous Substances, and shall take all practicable measures to minimize the quantity and toxicity of Hazardous Substances used, handled, or stored on the Premises. Upon the earlier of the termination or expiration of this Lease, Tenant shall remove, at its sole cost and expense, all Hazardous Substances from the Premises placed or caused to be placed on the Premises by Tenant, its employees, agents, contractors or invitees. For purposes of this Lease, the term “Environmental Law(s)" shall mean any federal, state, or local statute, regulation, or ordinance, or any judicial or other governmental order pertaining to the protection of health, safety, or the environment. The term “Hazardous Substance(s)” shall mean any hazardous, toxic, infectious, or radioactive substance, waste, or material as defined or listed by any Environmental Law, and shall include petroleum oil and its fractions.

(b)          Tenant shall indemnify, defend, and hold Landlord. Landlord’s Agents, shareholders, directors, officers, trustees, trustors, beneficiaries, and their successors, and assigns harmless for, from, and against any and all losses, costs, expenses, claims, and liabilities (including reasonable attorney fees and costs) resulting from or arising out of, whether directly or indirectly: (i) any breach of Tenant's obligations in Section 3(a) above: or (ii) any violation of any Environmental Law affecting the Building or any other portion of the Premises or the land beneath any of them to the extent resulting from the activities of Tenant or Tenant’s agents, employees or invitees. Tenant assumes full responsibility for. and shall pay the entire cost to remedy: (1) any and all such breaches; (2) any and all such violations of Environmental Laws; (3) the existence or presence of any such Hazardous Materials to the extent resulting from the activities of Tenant or Tenant’s agents, employees or invitees: and (4) the removal of any such Hazardous Materials; except to the extent such violation of Environmental Laws or presence of Hazardous Materials is caused by Landlord or Landlord’s Agents. Tenant’s indemnification obligations provided in this Section 3.3(b) shall survive the termination of this Lease and are in addition to, and not in limitation of, Tenant’s other indemnity obligations under this Lease. Tenant agrees that it shall execute, at Landlord’s request, all affidavits, representations, certifications and the like concerning Tenant’s best knowledge and belief regarding Hazardous Substances and compliance with Environmental Laws.

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3.4          Safety Requirements. Tenant will conduct its operations, activities, and duties under this lease in a safe manner and in compliance with all safety standards imposed by applicable federal, state, and local laws and regulations. Tenant will require the observance of the foregoing by all subcontractors and all other persons transacting business with or for the Tenant in any way connected with the conduct of Tenant under this lease. Tenant will exercise due and reasonable care and caution to prevent and control fire on the Premises and to that end will maintain any fire suppression equipment within the Premises installed by Landlord and provide and maintain other fire protection equipment as may be required under applicable governmental laws, ordinances, statutes, and codes for the purpose of protecting the improvements adequately and restricting the spread of any lire from the Premises to any property adjacent to the Premises, all al Tenant's sole cost and expense. Tenant will be solely responsible for provision and maintenance of fire extinguishers. Tenant will also maintain any sprinkler systems. Tenant will, however, promptly notify Landlord if Tenant observes any problems relating to any sprinkler system and will do nothing to damage or disable any sprinkler system or any smoke detectors located within the Premises.

3.5          Labor Laws. Tenant must at al. times, including during construction, comply with all applicable state and federal laws pertaining to wage and hour and health and safety regulations. Tenant will also comply with all its own collective bargaining requirements to avoid labor disturbances in the Premises. Tenant should promptly notify Landlord in the event of any threatened labor action. Tenant will also reasonably cooperate with any direction of Landlord to mitigate the impact of labor disturbance on access to the Landlord's adjacent property and operations within such properly, regardless of the source of the labor dispute.

3.6          Security. Tenant is solely responsible for any and all its property located on the Premises or within the property in which the Premises is located. Tenant waives any claim against Landlord for any loss or damage to Tenant’s property. Landlord will not be responsible for the actions of any third parties who may come onto the Premises.

3.7          Handling of Trash. Tenant will be responsible for the adequate sanitary handling of all trash and other debris for the Premises and will provide for its timely removal to the holding area designated by Landlord. Tenant will gather, sort, and transport all garbage, refuse, and recyclable materials as needed from the Premises. Tenant will provide and use suitable fireproof receptacles for all trash and other refuse temporarily stored on the Premises. Tenant will not permit boxes, cartons, barrels, pallets, scrap piles, or other similar items to be piled or stored within view of the buildings surrounding the Premises unless otherwise approved, in writing, by Landlord. Tenant will not allow trash or debris of any nature to accumulate on the Premises and will store all trash and debris in a manner that will prevent it from being a health or safety hazard or creating an unsightly condition in and around the Premises.

3.8          Smoking Strictly Prohibited. Absolutely NO SMOKING or use of an open flame is permitted within the Premises or any property of Landlord adjacent to the Premises, except inside of a person's vehicle. All cigarette butts or other lighted/burning materials must be fully extinguished and properly disposed of. Tenant shall post NO SMOKING signs in visible and reasonable locations on the Premises and adopt a written policy issued to Tenant's employees, contractors, invitees, and agents who will enter the Premises or any property of Landlord adjacent to the Premises. Tenant is solely responsible for enforcing this no-smoking policy.

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4.	Repairs and Maintenance; Services

4.1         Landlord’s Obligations. Subject to Section 8 below related to destruction. Landlord shall be under no obligation to make or perform any repairs, maintenance, replacements, alterations, or improvements on the Premises after performance of the work to be performed by Landlord pursuant to Section 1.3 above.

4.2         Tenant’s Obligations. Subject to Section 8 below related to destruction. Tenant will, at Tenant’s cost and expense, maintain the Premises including without limitation the roof and exterior paint, in good condition, repair, working order, and appearance, ordinary wear and tear excepted, and will not commit nor permit waste. To this end, Tenant has the following nonexclusive repair and maintenance obligations, which Tenant will complete al Tenant's cost and expense:

(a)          Repair and maintain all interior walls, ceilings, doors, windows, and related hardware, light fixtures, switches, wiring, and plumbing from the point of entry to the Premises, including repainting of all exterior and interior walls of the Premises.

(b)          Any repairs necessitated by the negligence of Tenant, its agents, employees, and invitees, except as provided in Section 6.3, below, dealing with waiver of subrogation.

(c)          Maintenance of the heating ventilating and air conditioning (HVAC) equipment serving only the Premises. Tenant shall contract with a licensed IIVAC contractor to maintain the HVAC system on a not less than quarterly basis, and shall provide Landlord with a copy of such contract. Notwithstanding the foregoing. Tenant shall be responsible for the replacement of the HVAC system and all appurtenances thereto or the major components thereof. Landlord shall be under no obligation to make any repairs, replacements, reconstruction, alterations or improvements to or upon the Premises or the mechanical equipment exclusively serving the Premises, except as expressly provided for in this Lease.

(d)          Snow removal service for the Parking Area. Premises walkways, and, if necessary, the Building roof. Tenant shall not allow snow to be piled against the Building as a result of its snow-removal activities. Maintenance and repair of all landscaping areas on the Premises.

(e)          All glass, both exterior and interior to the Premises, is at the sole risk of Tenant, and any broken glass shall be promptly replaced by Tenant with glass of the same size, kind, and quality.

(f)           All Tenant signs on the exterior of the Premises including any monument sign.

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(g)           Subject to the provisions of Section 3.2, any repairs or alterations required under Tenant's obligation to comply with Legal Requirements as set forth in Section 3.2 above.

(h)          All other maintenance of, or repairs to, the Premises that Landlord is not expressly required to make under this Lease.

4.3         Reimbursement for Repairs and Maintenance Assumed. If Tenant fails or refuses to complete any repair or perform any maintenance that is required by this Section 4, Landlord may make the repair or perform the maintenance and charge the actual costs of repair or maintenance to Tenant. Such expenditures by Landlord shall be reimbursed by Tenant, on demand, together with interest at the Default Rate from the date of invoice until paid. Except in an emergency creating an immediate risk of personal injury or property damage, Landlord may not perform repairs or maintenance which are the obligation of Tenant (and charge Tenant for the resulting expense) unless, at least thirty (30) days before work is commenced. Tenant is given written notice outlining with reasonable particularity the repair or maintenance required, and Tenant fails within that time to initiate such repair or maintenance in good faith.

4.4        Utility and other Services. Tenant shall pay when due all charges for the following services and utilities for the Premises: (i) electrical and natural gas or propane services, (ii) janitorial services, (iii) hot and cold water and sanitary sewer service, (iv) garbage removal and recycling services, (v) snow removal (as provided in Section 4.2(d), (vi) telecommunications and lire monitoring services, and (vii) HVAC service. Tenant shall also be responsible for paying for such other services as Tenant requires for the operation of the Business.

4.5        Landlord’s Interference with Tenant. In performing any repairs, replacements, alterations, or other work performed on or around the Premises. Landlord shall not cause unreasonable interference with use of the Premises by Tenant.

5.	Alterations

5.1        Alterations Prohibited. Tenant shall make no additions, improvements, modifications, or alterations on or to the Premises of any kind or nature whatsoever, including the installation of any improvements, fixtures, or other devices on the roof of the Building or the installation of computer and telecommunications wiring, cables, and conduit (collectively. “Alterations”) without first obtaining Landlord’s written consent, which shall not be unreasonably withheld, and otherwise complying with any reasonable conditions imposed by Landlord including, without limitation, submitting plans for such Alterations for Landlord's review and approval. Alterations approved by Landlord shall be made in a good and workmanlike manner, in compliance with applicable Legal Requirements, and at Tenant's sole cost and expense. Tenant shall further be responsible for the cost and performance of any additional work on the Premises or Building, including ADA compliance upgrades, required because of any Alterations made by Tenant.

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5.2         Ownership and Removal of Alterations. Notwithstanding any other provision of this Lease: (i) Alterations performed or installed on the Premises by either Landlord or Tenant, except trade fixtures installed by Tenant, shall be the property of Landlord when installed and will remain on the Premises and not be removed by Tenant unless Landlord and Tenant specifically agree otherwise in writing: and (ii) trade fixtures installed by Tenant will, unless Landlord and Tenant specifically agree otherwise in writing, be and remain the property of Tenant, may be removed by Tenant at any time, and are to be removed from the Premises by Tenant at the expiration or earlier termination of this Lease.

5.3          Signage. Subject to Landlord’s prior written consent, Tenant shall be permitted to erect and maintain such signage as may be permitted under the Legal Requirements applicable to the Building (including City of Redmond sign regulations). Signage installed by Tenant shall be maintained by Tenant during the Term and shall be removed by Tenant on the termination of this Lease and the sign location restored to its former slate, ordinary wear and tear excepted, unless the parties mutually agree otherwise in writing. All Tenant signage, including installation, maintenance, and removal, shall be at Tenant’s sole cost and expense.

6.	Insurance

6.1          Property Insurance. Landlord shall keep the Premises insured at Tenant’s expense against the perils covered by a special form building and personal properly policy, including coverage for loss of rents, with limits adequate to replace the Building (as the cost of such replacement may change from time to time), and shall provide Tenant with proof of such coverage on Tenant’s request. Tenant shall reimburse Landlord for such insurance cost within fifteen (15) days of receiving an invoice from Landlord. Tenant shall maintain, al Tenant’s cost and expense, a special form property insurance policy covering Tenant’s personal property, which includes the furniture, trade fixtures, equipment, inventory and Tenant Improvements belonging to Tenant located on the Premises, at replacement cost value.

6.2           Liability Insurance. Tenant shall obtain and continuously maintain in force, for the duration of this Lease, a commercial general liability insurance policy. This policy shall be on an occurrence form with an insurance company authorized to operate in the State of Oregon. There shall be no exclusions on the policy with respect to any operations on the subject Premises. Tenant’s commercial general liability insurance policy shall insure the performance of Tenant’s indemnification obligations under this Lease. Such insurance shall protect Tenant against the claims of the Landlord on account of the obligations assumed by Tenant under Section 6.5 of this Lease and shall name Landlord as an additional insured. Landlord shall be named as an additional insured on Tenant’s liability insurance policies. Tenant’s liability insurance will have a provision stating that it is primary and non-contributory to any other insurance. The limits of commercial general liability insurance required shall be not less than $2,000,000 per occurrence, with an aggregate limit of not less than $4,000,000. These limits may be met with a primary’ commercial general liability insurance policy and an excess liability policy, if necessary. Certificates evidencing the required liability shall bear endorsements requiring ten (10) days' written notice to Landlord prior to any change or cancellation of such insurance, and shall be furnished to Landlord, together with copies of the additional insured endorsement, on or before the Commencement Date.

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6.3          Waiver of Subrogation. Notwithstanding anything in this Lease to the contrary, Landlord and Tenant release each other from any claims and demands of whatever nature for damage, loss or injury to the Premises or the Building, or to the other's property in, on or about the Premises or the Building, that are caused by or result from risks or perils insured against under any property insurance policies required by the Lease to be carried by Landlord or Tenant and in force at the time of any such damage, loss or injury . Each of Tenant and Landlord covenants that, to the fullest extent permitted by law and by their respective insurers, no insurer shall hold any right of subrogation against the other. Each party will advise its insurers of the foregoing and agrees to obtain such an agreement from its insurer if the policy does not expressly permit a waiver of subrogation. Neither Landlord nor Tenant shall be liable to the other for any damage caused by fire or any of the risks insured against under any insurance policy required by the Lease. IF A PREMISES PARTIAL DAMAGE (AT WHICH TENANT SHALL MAKE THE REPAIRS AT TENANT'S EXPENSE) OR TOTAL DESTRUCTION OCCURS AND IS CAUSED BY A NEGLIGENT OR WILLFUL ACT OF TENANT. THE LANDLORD WAIVER OF SUBROGATION IS VOID (DOES NOT APPLY) AND LANDLORD SHALL HAVE THE RIGHT TO RECOVERY AGAINST TENANT, OFFICERS. EMPLOYEES, AGENTS REPRESENTATIVES, AND INSURANCE CARRIER OF TENANT FOR LOSS OR DAMAGE TO PREMISES.

6.4          Worker’s Compensation. Tenant shall carry worker’s compensation and employers liability insurance as required by Oregon law, with coverage of not less than the statutory limits. Upon execution of this Lease, and thereafter from time to time, at Landlord’s request, Tenant shall furnish to Landlord a certificate of insurance of other evidence satisfactory to Landlord that the foregoing insurance is in effect.

6.5          Tenant’s Indemnification. Tenant shall indemnify, defend, and hold Landlord and Landlord’s shareholders, directors, officers, members, employees, contractors, trustees, trustors, beneficiaries, agents, successors, and assigns (collectively, the “Protected Parties”) harmless for, from, and against any claim, loss, or liability arising out of or resulting from: (i) any activity of Tenant, its agents, employees or invitees on or at the Premises, (ii) any condition of the Premises in the possession or under the control of Tenant or otherwise caused by Tenant’s negligence, willful misconduct, legal violation or breach of duty; or (iii) any claim, loss, or liability incurred by the Protected Parties or which is asserted against or imposed upon the Protected Parties, their successors and assigns, by any party (including any governmental entity) arising out of or resulting from Tenant’s breach of any provision of this Lease. The Protected Parties shall have no liability to Tenant for any injury, loss, or damage caused by third parties, or by any condition of the Premises (except to the extent caused by Landlord’s gross negligence, intentional misconduct, or any breach of duty under this Lease). The Protected Parties shall have no liability for the failure or interruption of utilities and in no event for lost profits or consequential damages. Tenant’s indemnification obligations will survive any expiration or termination of this Lease and are in addition to, and not in limitation of, Tenant's other indemnity obligations under this Lease.

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7.	Taxes; Utilities

7.1         Property Taxes. Tenant shall pay as due all taxes on its personal property located on the Premises. Landlord shall pay any and all general real property taxes levied against the Premises, including any special assessments levied and allocable to the Premises, all of which general real property taxes and special assessments shall be reimbursed by Tenant to Landlord within fifteen (15) days of receiving an invoice from Landlord. Any savings on the amount of real property taxes owing as a result of enterprise zone authorization will be passed on to the Tenant such that the amount reimbursed by Tenant to Landlord shall equal the reduced amount owing due to enterprise zone qualification. For purposes of this Lease, “general real property taxes” shall mean any fee or charge relating to the ownership, use, or rental of the Premises and the Building, other than taxes on the net income of Landlord or Tenant. Tenant shall be permitted to contest the amount of any lax or assessment as long as such contest is conducted in a manner that does not cause any risk that Landlord's interest in the Premises will be foreclosed for nonpayment. Landlord shall cooperate in any reasonable manner with such contest by Tenant. Tenant’s share of real property taxes and assessments for the years in which this Lease commences or terminates shall be prorated based on the portion of the tax year that this Lease is in effect.

7.2         Special Assessments. If an assessment for a public improvement is made against the Premises or the Building. Landlord may elect to cause such assessment to be paid in installments in which case all of the installments payable with respect to the Lease shall be treated the same as general real properly taxes for the purposes of this Section 7.

7.3          Payment of Utility and Service Charges. Tenant shall pay when due all charges for services and utilities incurred in connection with the use, occupancy, operation, and maintenance of the Premises, including charges and expenses for telephone, internet, and in-suite janitorial services.

7.4          Absolute Triple Net Lease. Landlord and Tenant agree and acknowledge that this Lease is to be construed and interpreted as an “absolute triple net lease.” Accordingly, all charges, costs, and expenses directly or indirectly related to the use, occupation, operation, management, or lease of the Premises will be payable by Tenant unless expressly provided otherwise in this Lease.

8.	Damage and Destruction

8.1         Partial Damage. If the Premises are partially damaged and Section 8.2 does not apply, Landlord shall, within a reasonable amount of time after the date of the damage, repair and restore the Premises to as near the same condition as the Premises existed prior to such damage. Repairs shall be accomplished with all reasonable dispatch subject to any Force Majeure Event.

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8.2           Destruction. If the Premises are destroyed or damaged such that the cost of repair or replacement exceeds fifty percent (50%) of the replacement value of the Premises before the damage, Landlord shall so notify Tenant in writing and either party may elect to terminate this Lease as of the date of the damage or destruction by written notice given to the other not more than forty-five (45) days following the date of Landlord's notice to Tenant. In such event, all rights and obligations of the parties shall cease as of the date of termination and Tenant shall have no further Rent payment obligations. If neither party elects to terminate, Landlord shall proceed to restore the Premises to substantially the same form as prior to the damage or destruction. Work shall be commenced as soon as reasonably possible and thereafter shall proceed without interruption, subject to any force Majeure Event.

8.3          Rent Abatement. If the Premises are partially damaged or destroyed, Rent shall be abated for the period during which such damage or destruction is being repaired in proportion to the degree to which the Premises are untenantable and Tenant shall have the option of extending the original Term by the length of time the Premises are untenantable.

8.4          Damage Late in Term. If damage or destruction to which Section 8.2 would apply occurs within 6 months prior to the end of the Tenn. Tenant may elect to terminate this Lease by written notice to Landlord given within thirty (30) days after the date of the damage. Such termination shall have the same effect as termination under Section 8.2.

9.	Eminent Domain

9.1         Partial Taking. If a portion of the Premises is condemned and Section 9.2 does not apply, this Lease shall continue on the following terms:

(a)         The parties will be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises (including, without limitation, the value of the Tenant Improvements). Tenant may also claim dislocation damages and compensation for damages to Tenant’s property. Except for Tenant’s rights under this Section 9, Tenant shall have no claim against Landlord as a result of the condemnation.

(b)         Landlord shall proceed as soon as reasonably possible to make any repairs and alterations to the Premises necessary to restore the remaining Premises to a condition as comparable as reasonably practicable to that existing at the time of the condemnation.

(c)         After the date on which title vests in the condemning authority, or an earlier date on which alterations or repairs are commenced by Landlord to restore the balance of the Premises in anticipation of taking. Base Rent and Tenant’s Excess TI Payment(s) shall be reduced in proportion to the reduction in value of the Premises as an economic unit on account of the partial taking.

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(d)          If a portion of Landlords properly not included in the Premises is taken, and severance damages are awarded on account of the Premises, or an award is made for detriment to the Premises as a result of activity by a public body not involving a physical taking of any portion of the Premises, this shall be regarded as a partial condemnation to which Sections 9.1(a) and 9.1(b) apply, and Base Rent and Tenant's Excess TI Payment(s) shall be reduced to the extent of reduction in rental value of the Premises as though a portion had been physically taken.

9.2         Total Taking. If a condemning authority takes all of the Premises, or a portion sufficient to render the remaining portion of the Premises reasonably unsuitable for the use that Tenant was then making of the Premises, this Lease shall terminate as of the date title vests in the condemning authorities. Termination of this Lease pursuant to this Section 9.2 shall have the same effect as termination by Landlord under Section 8.2 (except that the provisions of Section 8.5 will not apply). The parties will be entitled to share in the condemnation proceeds in proportion to the values of their respective interests in the Premises (including, without limitation, the value of the Tenant Improvements). Tenant may also claim dislocation damages and compensation for damages to Tenant’s property.

9.3         Sale in Lieu of Condemnation. Sale of all or part of the Premises to a purchaser with the power of eminent domain in the face of a threat or probability of the exercise of the power of eminent domain shall be treated for the purposes of this Section 9 as a taking by condemnation.

10.	Liability and Indemnity

10.1      Liens. Except with respect to activities for which Landlord is responsible. Tenant shall pay as and when due all claims for work done on and for services rendered or material furnished to the Premises and shall keep the Premises free from any and all liens. If Tenant shall fail to pay any such claims or to discharge any lien, Landlord may do so and collect the costs as Rent. Any amount so added shall bear interest at the Default Rate from the date expended by Landlord and shall be payable on demand. Landlord’s payment of Tenant’s claims or discharge of any Tenant lien shall not constitute a waiver of any other right or remedy which Landlord may have on account of Tenant’s default. If a lien is filed as a result of nonpayment, Tenant shall, within ten (10) days after know ledge of the filing, secure the discharge of the lien or deposit with Landlord cash or sufficient corporate surety bond or other surety satisfactory to Landlord in an amount sufficient to discharge the lien plus any costs, attorney fees, and other charges that could accrue as a result of a foreclosure or sale under the lien. Landlord may require Tenant to furnish a lien and completion bond, or other reasonable financial assurances, before the commencement of any work.

10.2       Indemnification. Tenant shall indemnify, defend, and hold Landlord and Landlord’s trustees, trustors, beneficiaries, shareholders, members, managers, employees, contractors, agents, successors, and assigns harmless for, from, and against any claim, loss, or liability arising out of Tenant's failure to comply with Section 10.1.

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11.	Quiet Enjoyment

11.1       Tenant's Quiet Enjoyment. Landlord warrants that it is the owner of the Premises and has the right to lease the Premises to Tenant. Landlord shall defend Tenant's right to quiet enjoyment of the Premises from the claims of all persons during the Term.

11.2      Estoppel Certificate. Either party shall, within twenty (20) days after notice from the other, execute and deliver to the other party a certificate stating whether or not this Lease has been modified and is in full force and effect and specifying any modifications or alleged breaches by the other party. The certificate shall also state the amount of monthly Base Rent, the dales to which Rent has been paid in advance, the amount of any security deposit or prepaid Rent, that all conditions under the Lease to be performed by Landlord (including any construction obligations or tenant improvement allowance payments) have been satisfied (or specifying those conditions that Landlord has not satisfied), and any other information relating to the Lease reasonably requested by the other party. Failure to deliver the certificate within the specified time shall be conclusive on the party from whom the certificate was requested that the Lease is in full force and effect and has not been modified except as represented in the notice requesting the certificate.

12.	Assignment and Sublease

12.1      Assignment and Sublease. Tenant shall not sell, assign, mortgage, sublet, lien, convey, encumber, or otherwise transfer (whether directly, indirectly, voluntarily, involuntarily, or by operation of law) all or any part of Tenant’s interest in this Lease or in the Premises (collectively. “Transfer”) without Landlord’s prior written consent, which consent shall, as provided in Section 12.2 below, not be unreasonably withheld. For purposes of this Lease, a “Transfer” shall be deemed to include the sale, assignment, encumbrance, or transfer – or series of related sales, assignments, encumbrances, or transfers - of fifty percent (50%) or more of the shares or other ownership interest of Tenant regardless of whether the sale, assignment, encumbrance, or transfer occurs voluntarily, involuntarily, by operation of law by operation of law. or by any act or occurrence. Tenant shall provide Landlord thirty (30) days’ advance written notice of its desire to Transfer its interest in the Premises, or any portion thereof, and such notice shall stale the name and address of the proposed transferee. Tenant shall include in Tenant's notice of transfer a true and complete copy of the proposed transfer instrument, which transfer instrument shall expressly include that the transferee shall comply and be bound by all of the terms, covenants, conditions, and provisions of this Lease. Any transfer which does not comply with this Lease shall be void and shall constitute a breach of this Lease.

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12.2       Conditions to Landlord’s Consent. Landlord’s consent to any proposed Transfer by Tenant shall not be unreasonably withheld, but may be conditioned on (in addition to any other condition that Landlord may reasonably impose) the following: (i) Tenant demonstrating (to Landlord’s reasonable satisfaction) that the transferee’s condition (financial and otherwise) and business reputation is equivalent to that of Tenant, that Tenant's operations on and use of the Premises would be in compliance with the terms of this Lease, and that Landlord's interest in the Premises would not be adversely affected (for the avoidance of doubt any cannabis-related use may be denied in Landlord’s sole and absolute discretion); (ii) Landlord obtaining financial statements reasonably satisfactory to Landlord from any entity that is the transferee; (iii) Tenant reimbursing Landlord for all reasonable costs and expenses incurred by Landlord in connection with its review of any Transfer documents or otherwise related to its determination as to whether to consent to the proposed Transfer, including reasonable attorney fees; and (iv) the transferee(s) agreeing in writing to comply with and be bound by all of the terms, covenants, conditions, provisions, and agreements of this Lease (Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord). In the event of any sublease or assignment of this Lease, Landlord shall be entitled to any excess rent (however calculated) actually paid to Tenant as a result of such sublease or assignment. Tenant acknowledges and agrees that Landlord’s conditioning of its consent to any Transfer on Tenant’s satisfaction of the conditions contained in this Section 12.2 is reasonable under this Lease.

12.3       Effect of Transfer. If Landlord consents to a Transfer, the following shall apply: (i) the terms and conditions of this Lease (or any Personal Guaranty hereof) shall in no way be deemed to have been waived or modified; (ii) consent shall not be deemed consent to any further Transfer by Tenant or any transferee; and (iii) he acceptance of Rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision of this Lease. An approved Transfer shall relieve Tenant from liability under this Lease. Landlord may consent to subsequent assignments, subletting of this Lease, or amendments or modifications to this Lease with assignees of Tenant without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent.

13.	Default

13.1       Tenant Default. The occurrence of any of the following events shall constitute a default under this Lease (each an “Event of Default”):

(a)           Default in Payment of Rent or Other Charges. Failure of Tenant to pay Rent or any other charge, cost, or expense within five (5) days after such payment is past due.

(b)           Default in Other Covenants. Failure of Tenant to comply with any term or condition or fulfill any obligation of this Lease (other than the payment of Rent or other charges) within thirty (30) days after written notice from Landlord specifying the nature of the default. If the default is of such a nature that it cannot be completely remedied within the 30-day period, this Section 13.1(b) shall be deemed complied with if Tenant begins correction of the default within the 30-day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practicable.

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(c)          Insolvency. Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, as amended from time to time; an assignment by Tenant for the benefit of creditors; the filing by Tenant of a voluntary petition in bankruptcy; an adjudication that Tenant is bankrupt or the appointment of a receiver of the properties of Tenant; the filing of any involuntary petition of bankruptcy and failure of Tenant to secure a dismissal of the petition within 120 days after filing; attachment of or the levying of execution on the leasehold interest and failure of Tenant to secure discharge of the attachment or release of the levy of execution within 30 days. If Tenant consists of 2 or more individuals or business entities, the Events of Default specified in this Section 13.1(c) shall apply to each individual unless within 30 days after an Event of Default occurs the remaining individuals produce evidence satisfactory to Landlord that they have unconditionally acquired the interest of the one causing the default.

(d)          Abandonment. The vacation or abandonment of the Premises by Tenant for ten (10) or more consecutive days at any time following delivery of possession of the Premises to Tenant, as evidenced by Tenant’s failure to consistently operate its business during normal Business Hours on normal Business Days, unless such failure is excused under other provisions of this Lease.

13.2      Landlord Default. No act or omission of Landlord shall be considered a default under this Lease until Landlord has received thirty (30) days’ prior written notice from Tenant specifying the nature of the default with reasonable particularity. Commencing from Landlord’s receipt of such default notice, Landlord shall have 30 days to cure or remedy the default before Landlord shall be deemed in default of this Lease; provided, however, that if the default is of such a nature that it cannot be completely remedied or cured within the 30 day period, there shall not be a default by Landlord under this Lease if Landlord begins correction of the default within the 30 day period and thereafter proceeds with reasonable diligence and in good faith to effect the remedy as soon as practical.

14.	Remedies on Default

14.1       Termination. Upon the happening of an Event of a Default, this Lease may be terminated at the option of Landlord by notice to Tenant. If this Lease is not terminated by the election of Landlord, Landlord shall be entitled to recover damages from Tenant for the default. Regardless of whether this Lease is terminated, Tenant’s liability to Landlord for any damages shall survive such termination, and Landlord may reenter, take possession of the Premises, and remove any persons or property by legal action or by self-help with the use of reasonable force and without liability for damages.

14.2       Reletting. Following reentry or abandonment, Landlord may relet the Premises, and in that connection may make any suitable alterations or refurbish the Premises (or both), or change the character or use of the Premises, but Landlord shall not be required to relet for any use or purpose other than that specified in this Lease or which Landlord may reasonably consider injurious to the Premises, or to any tenant which Landlord may reasonably consider objectionable. Landlord may relet all or part of the Premises, alone or in conjunction with other properties, for a term longer or shorter than the Term, upon any reasonable terms and conditions, including the granting of some rent-free occupancy or other rent concession.

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14.3      Damages. In the event of termination or retaking of possession following an Event of Default, Landlord shall be entitled to recover immediately, without waiting until the due date of any future Rent or until the date fixed for expiration of this Lease, and in addition to any other damages recoverable by Landlord, the following amounts as damages:

(a)           The loss of reasonable rental value from the date of default until a new tenant has been, or with the exercise of reasonable efforts could have been, secured.

(b)           The reasonable costs of reentry and reletting including the cost of any clean-up. refurbishing, removal of Tenant’s property and fixtures, or any other expense occasioned by Tenant’s failure to quit the Premises upon termination and to leave the Premises in the required condition, including any remodeling costs, attorney fees, court costs, broker commissions, and advertising costs.

(c)           The unamortized portion, during the initial Term, of any concessions (e.g. free rent or tenant improvement allowance) granted, and any brokerage commissions incurred, by Landlord in connection with this Lease.

(d)           Any excess of the value of the Rent and all of Tenant’s other obligations under this Lease over the reasonable expected return from the Premises for the period commencing on the earlier of the date of trial or the date the Premises are relet, and continuing through the end of the then current Term. The present value of future amounts will be computed using a discount rate equal to the prime loan rate of major Oregon banks in effect on the date of trial, or if no trial, on the date the Premises were relet.

14.4      Right to Sue More Than Once. Landlord may sue periodically to recover damages during the period corresponding to the remainder of the Term, and no action for damages shall bar a later action for damages subsequently accruing.

14.5      Remedies Cumulative. The foregoing remedies shall be in addition to and shall not exclude any other remedy available to Landlord under applicable law.

14.6      Landlord’s Right to Cure Defaults. If Tenant shall fail to perform any obligation under this Lease, Landlord shall have the option to do so alter 30 days’ written notice to Tenant specifying the nature of the default. Landlord’s performance of any Tenant obligation under this Lease shall not waive any other remedy available to Landlord. All of Landlord’s expenditures to correct the default shall be reimbursed by Tenant on demand with interest at the Default Rate from the date of expenditure by Landlord.

15.	Surrender at Expiration

15.1     Condition of Premises. Upon the expiration or earlier termination of this Lease, Tenant shall surrender the Premises in good order and “broom clean” condition, reasonable wear and tear excepted. Alterations constructed by Tenant with permission from Landlord shall not be removed or restored to the original condition unless the terms of permission for the Alteration so require. Depreciation and wear from ordinary use for the purpose for which the Premises were leased need not be restored, but all maintenance and repairs for which the Tenant is responsible shall be completed to the latest practical date prior to such surrender. Tenant's obligations under this Section 15.1 shall be subordinate to the provisions of Section 8 related to destruction. Upon surrender, Tenant shall deliver all keys in tenant's possession to Landlord, whether for interior or exterior Premises doors. Tenant shall reimburse Landlord for the cost of re-keying any Premises door for which a key is not delivered to Landlord.

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15.2      Fixtures.

(a)          Unless Landlord and Tenant agree otherwise in writing, following the expiration or earlier termination of this Lease: (i) all fixtures on the Premises owned by Landlord are to remain on the Premises; and (ii) Tenant shall remove, as provided in Section 15.2(b) below, all fixtures owned or placed on the Premises by tenant (excluding any owned by Landlord, but specifically including all of Tenant’s trade fixtures) and repair any physical damage resulting from the removal. If Tenant shall fail to remove such fixtures, Landlord may do so and charge the cost to Tenant with interest at the Default Rate from the dale of expenditure.

(b)          Prior to the expiration or termination of this Lease, Tenant shall remove all of Tenant’s furnishings and furniture, and all fixtures that Tenant is required to remove under Section 15.2(a) above. If Tenant fails to do so, this shall constitute an abandonment of the properly, and Landlord may retain the property and all rights of Tenant with respect to it shall cease or, by notice in writing given to Tenant within ten (10) days after removal was required, Landlord may elect to hold Tenant to its obligation of removal. If Landlord elects to require Tenant to remove, Landlord may effect a removal and place the property in public storage for Tenant’s account. Tenant shall be liable to Landlord for the cost of removal, transportation to storage, and storage with interest at the Default Rate on all such expenses from the dale of expenditure by Landlord.

15.3        Holdover.

(a)          If Tenant does not vacate the Premises at the lime required, Landlord shall have the option to treat Tenant as a tenant from month-lo-month. subject to all of the provisions of this Lease (except the provisions for term), at a rental rate equal to 125% of the Base Rent last paid by Tenant. Failure of Tenant to remove fixtures, furniture, furnishings, or trade fixtures which tenant is required to remove under this Lease shall constitute a failure to vacate to which this Section 15.3 shall apply if the properly not removed substantially interferes with the occupancy of the Premises by another tenant or with the occupancy by Landlord for any purpose including preparation for a new tenant.

(b)          If a month-to-month tenancy results from a holdover by Tenant under this Section 15.3, the tenancy shall be terminable at the end of any monthly rental period on written notice from Landlord given not less than ten (10) days prior to the termination date which shall be specified in the notice. Tenant waives any notice which would otherwise be provided by law with respect to a month-to-month tenancy.

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16.	Subordination and Attornment; Mortgagee Protection

16.1       Subordination. Landlord represents and warrants that the Premises arc not encumbered or affected by any deed of trust, mortgage or other financial encumbrance. This Lease is and shall be prior to any mortgage or deed of trust (“Encumbrance”) recorded after the date of this Lease and affecting the Premises. However, if any lender holding such an Encumbrance requires that this Lease be subordinate to the Encumbrance, then Tenant agrees that the Lease shall be subordinate to the Encumbrance if the holder thereof agrees in writing with Tenant that as long as Tenant performs its obligations under this Lease no foreclosure, deed given in lieu of foreclosure, or sale pursuant to the terms of the Encumbrance, or other steps or procedures taken under the Encumbrance shall affect Tenant’s rights under this Lease. Tenant, Landlord and Landlord’s lender shall execute and record a commercially reasonable subordination, nondisturbance and attornment agreement (“SNDA”) to memorialize the foregoing provisions.

16.2       Notice. If any act or omission of Landlord would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, to claim damages from Landlord, or to claim a partial or total eviction, Tenant will not exercise the right: (i) until it has given written notice of the act or omission to Landlord: (ii) until any cure period under Section 13.2 of this Lease has expired; and (iii) until any noticed required to be provided to a lender under any SNDA has been provided.

16.3       Attornment. Any mortgagee, transferee, purchaser, lessor or beneficiary succeeding to Landlord’s interest following any foreclosure, sale or transfer in lieu thereof, may be referred to as a “Successor Landlord”. Tenant shall attorn to the Successor Landlord and the Successor Landlord will accept Tenant’s attornment, assume Landlord’s obligations under the Lease, and will agree in writing not to disturb Tenant’s quiet possession of the Premises. Tenant will attorn to and recognize the Successor Landlord as Tenant’s Landlord under this Lease, and Tenant and the Successor Landlord will promptly execute and deliver an instrument reasonably acceptable to the parties to evidence the attornment and non-disturbance. Upon the attornment, this Lease will continue in full force and effect as a direct lease between the Successor Landlord and Tenant on all of the terms, conditions, and covenants as are set forth in this Lease.

17.	Miscellaneous

17.1       Non-waiver. Waiver by either party of strict performance of any provision of this Lease shall not be a waiver of or prejudice the party's right to require strict performance of the same provision in the future or of any other provision.

17.2       Attorney Fees. If any arbitration or litigation is instituted to interpret, enforce, or rescind this Lease, including any proceeding brought under the United States Bankruptcy Code, the prevailing party on a claim shall be entitled to recover with respect to the claim, in addition to any other relief awarded, the prevailing party’s reasonable attorney fees and other fees, costs, and expenses of every kind, including the costs and disbursements specified in ORCP 68 A(2), incurred in connection with the arbitration, the litigation, any appeal or petition for review, the collection of any award, or the enforcement of any order, as determined by the arbitrator or court.

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17.3      Notices. All notices or other communications required or permitted by this Lease must be in writing, must be delivered to the panics at the addresses set forth below, or any other address that a party may designate by notice to the other parties, and shall be considered delivered upon actual receipt if delivered personally or by fax or an overnight delivery service, or at the end of the 5th Business Day after the dale deposited in the United States mail, postage prepaid, certified, return receipt requested.

Landlord:	Tenant:

Charron Metals Corporation, a California corporation 1225 Emory Street San Jose, CA 95126	Yozamp Products Company, LLC, an Oregon limited liability company, dba Expion 360 Corporation 2045 SW Deerhound Avenue #101 Suite C Redmond, OR 97756

With a copy to:	With a copy to:

Brent S. Kinkade Karnopp Petersen LLP 360 SW Bond Street. Suite 400 Bend, Oregon 97702	Yozamp Products Company, LLC dba Expion 360 Corporation 915 SW Rimrook Way Suite 201 - 126 Redmond, OR 97756

17.4      Succession. Subject to the limitations concerning the transfer and assignment of this Lease under Section 12, this Lease will be binding upon and inure to the benefit of the parties, their respective successors and assigns.

17.5      Recordation. Tenant may record a memorandum of this Lease, and Landlord shall execute and acknowledge a memorandum of this Lease in a form suitable for recording if requested by Tenant, and shall otherwise reasonably cooperate with Tenant in connection with Tenant’s rights under this paragraph.

17.6      Entry for Inspection. Landlord may, to determine Tenant’s compliance with this Lease, to make necessary repairs to the Premises, or to show the Premises to any prospective tenant or purchaser, inspect the premises at a mutually convenient lime on not less than 24-hour prior notice to Tenant. In addition, Landlord shall have the right, at any time during the last 6 months of the Term, to place and maintain upon the Premises notices for sale or leasing of the Premises. Upon expiration or earlier termination of this Lease, Tenant shall promptly supply Landlord with copies of keys for all doors and locks in the Premises.

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17.7       Interest on Rent and Other Charges. Any Rent or other payment required to be paid by Tenant under this Lease (including a Late Fee under Section 2.6) shall, if not paid within live (5) days after it is due, bear interest an annual rate equal to the prime rate of interest published in the Wall Street Journal plus 5% (provided that under no circumstances will the interest rate be less than 10% per annum) (the “Default Rate”) from the due date until paid.

17.8       Severability. If a provision of this Lease is determined to be unenforceable in any respect, the enforceability of the provision in any other respect and of the remaining provisions of this Lease shall not be impaired.

17.9       Further Assurances. The parties shall sign such other documents and take such other actions as are reasonably necessary to further effect and evidence this Lease.

17.10     Governing Law. 1 his Lease is governed by the laws of the Stale of Oregon, without giving effect to any conflict-of-law principle that would result in the laws of any other jurisdiction governing the Lease.

17.11     Standard for Discretion. When exercising Landlord's discretion under this Lease, or if this Lease is silent on the standard for any consent, approval, determination, or similar discretionary action by Landlord, the standard shall be Landlord's sole and absolute discretion.

17.12     Entire Agreement. This I .ease contains the entire understanding of the parties regarding the subject matter of this Lease and supersedes all prior and contemporaneous negotiations and agreements, whether written or oral, between the parties with respect to the subject matter of this Lease.

17.13     Signatures. This Lease may be executed in counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument. Electronic signatures and copies of signature by electronic scan, facsimile or otherwise will be treated as original signatures.

17.14     Representation. Landlord and Tenant each represent to the other that they have not dealt, directly or indirectly, in connection with the leasing of the Premises, with any broker or person entitled to claim a commission or leasing fees. Landlord and Tenant each will indemnify and hold each other harmless from any loss, liability, damage, or expense (including reasonable attorneys’ fees) arising from any claim for a commission or leasing fee arising out of this transaction made by any unidentified broker or other person with whom such party has dealt.

Page 22.	COMMERCIAL LEASE

17.15     Force Majeure. Any non-monetary obligation of Landlord or Tenant which is delayed or not performed due to Acts of God, strike, riot, shortages of labor or materials, war, governmental laws, regulations or restrictions, delays caused by the City of Redmond, or any other causes of any kind whatsoever which are beyond Landlord’s or Tenant’s reasonable control (each a “Force Majeure Event”), will not constitute a default hereunder and will be performed within a reasonable time after the end of such cause for delay or nonperformance. If Landlord or Tenant is delayed in constructing or reconstructing the Building or Premises due to a Force Majeure Event, then the time within which such construction or reconstruction is to be completed will be extended, day for day, by the number of days of such delay. No Force Majeure Event will commence or be deemed to have occurred unless, within ten (10) days of the event constituting the Force Majeure Event, the party claiming such delay has provided written notice to the other specifying the action, inaction or circumstance that the claiming party contends constitutes a Force Majeure Event.

17.16     Time. If the date for performance of an obligation or delivery of any notice hereunder falls on a day other than a Business Day, the date for such performance or delivery of such notice shall be postponed until the next ensuing Business Day.

17.17     Nonrecourse Lease & Limits on Claims, Tenant shall look only to Landlord’s interest in the Building and the Premises (or the proceeds thereof) for the satisfaction of Tenant’s remedies for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder and no other property or assets of Landlord or its shareholders, directors, officers, trustees, trustors, beneficiaries, members or managers, whether disclosed or undisclosed, shall be subject to levy, execution, or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder, or Tenant’s use or occupancy of the Premises.

17.18     Authority. The undersigned each represent and warrant that they have the full right, power, and authority to execute, deliver, and perform this Lease on behalf of the party to which they are associated and that when this Lease is executed and delivered by the undersigned, this Lease shall constitute the valid and binding agreement of such party, enforceable in accordance with its terms.

17.19     Time of Essence. Time is of the essence with respect to all dates and lime periods in this Lease.

17.20     Interpretation. All pronouns contained herein and any variations thereof will be deemed to refer to the masculine, feminine, or neutral, singular or plural, as the identity of the parties or other context may require. The singular includes the plural and the plural includes the singular. The word “or” is not exclusive. The words “include,” “includes.” and “including” are not limiting. The term “person” means any natural person, corporation, limited liability company, partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision, or any other entity. The titles, captions, or headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Lease. This Lease is the result of arms-length negotiations between the parties and will not be construed against landlord by reason of its preparation of this Lease document. Nothing contained in this Lease will be deemed or construed as creating a relationship of principal and agent, partners, joint venturers, or any other similar relationship between the parties hereto.

Page 23.	COMMERCIAL LEASE

17.21     Consequential Damages. In no event shall Landlord be liable to Tenant, and Tenant hereby waives any claims against Landlord, for any consequential, special or punitive damages.

17.22    Personal Guaranty. As a condition for the execution of this Lease by Landlord, the obligations, covenants and performance of Tenant as herein provided are guaranteed by John Yozamp pursuant to the personal guaranty attached hereto as Exhibit C, and incorporated herein by this reference.

17.23     Attorney. The parties understand that the law firm of Kamopp Petersen LLP has served as legal counsel to Landlord in the negotiation of the terms of this lease, and does not represent any other party in connection with this lease. Each of the other parties to this lease acknowledges that the party has consulted with the party’s own legal counsel or has knowingly waived the party’s right to do so.

{Signature page follows}

Page 24.	COMMERCIAL LEASE

IN WITNESS WHEREOF, the parties hereto have executed this lease on the day and year first set forth above.

“Landlord”	“Tenant”

CHARRON METALS CORPORATION, a California corporation	YOZAMP PRODUCTS COMPANY, LLC, an Oregon limited liability company, dba Expion 360 Corporation

STEVEN A. CHARRON, President and	By	Ravi Sinha
CEO	:

	Its	CEO
:

Page 25.	COMMERCIAL LEASE

Exhibit A

Legal Description

Page A - 1.	COMMERCIAL LEASE – Exhibit A

Exhibit B

Work Letter Agreement

This Work Letter Agreement (“Agreement”) is entered into effective                             , 2020. between CHARRON METALS CORPORATION, a California corporation (“Landlord”) and YOZAMP PRODUCTS COMPANY, LLC, an Oregon limited liability company, dba Expion 360 Corporation (“Tenant”), in connection with the execution of the Commercial Lease between Landlord and Tenant of even date herewith (the “Lease”), who hereby agree as follows:

1.             General. The purpose of this Agreement is to describe how the Premises will be designed and constructed, who will undertake the construction of the Tenant Improvements (as defined below), and who will pay for the construction of additional Tenant Improvements. All capitalized terms used, but not defined, in this Agreement shall have the same meaning given to such terms in the Lease. The Tenant Improvements shall be constructed pursuant to this Agreement by Landlord. Landlord shall provide the Tenant Improvement Allowance (as defined in Section 7(a), below ) and shall provide possession of the Premises to Tenant upon completion of the Tenant Improvements.

2.            Commencement Date and Possession. The “Commencement Date” shall be as defined in Section 1.3 of the Lease. Landlord shall deliver possession of the Premises to Tenant when the Tenant Improvements are substantially complete, For the purposes of this Agreement, the Tenant Improvements shall be “substantially complete” when: (a) the Tenant Improvements are complete pursuant to the Plans and Specifications (as defined below), other than punch list items that do not materially impede Tenant's ability to install Tenant’s furniture, trade fixtures and equipment, with all necessary governmental approval obtained: (b) Landlord has received a temporary certificate of occupancy for the Premises and the Property, sufficient to allow Tenant access to the Premises for installation of its furniture, trade fixtures and equipment: and (c) the construction of servicing the Premises are complete, including, but not limited to, all access roads located on or serving the Premises, Parking Area, concrete curbs and sidewalks, driveways, and utilities (collectively, the “Delivery Condition”).

3.            Tenant Improvement Plans. Tenant is working with Landlord’s architect and engineer to develop plans and specifications for the Premises (the “Plans and Specifications”), which shall be periodically submitted to Landlord and Landlord’s contractor for review and approval. Tenant acknowledges and agrees that Tenant has primary responsibility for communicating its Tenant Improvement requirements to the architect and engineer, and for ensuring that those requirements arc reflected in the Plans and Specifications.

4.            Tenant Improvements; Building Description. Landlord hereby agrees that the Building shall include the items set forth in the “Building Description” attached as Schedule 1. Landlord and Tenant agree that the “Tenant Improvements” shall mean those items associated with building the Building and the build-out of the Building’s interior to suit Tenant’s needs. Those items include: interior walls and finishes, interior doors and glass work, floor coverings, electrical wiring, low voltage wiring, electrical fixtures, plumbing, plumbing fixtures, bathroom fixtures, sinks, showers and toilets, kitchen components, cleanroom finishes, and HVAC system. Notwithstanding the foregoing, the Tenant Improvements shall not include any personal property of Tenant (including, without limitation, computer networking and data systems, telephone and telecommunication systems, cardlock entry and security systems).

Page B - 1.	COMMERCIAL LEASE – Exhibit B

5.            Construction/Delivery Condition/Warranty. The Tenant Improvements shall be undertaken and completed in a good, workmanlike manner, and Landlord shall obtain all necessary governmental permits, licenses, and approvals with respect thereto and shall comply with all Legal Requirements. Landlord warrants the Premises, including any improvements other than those constructed by Tenant, will be in the Delivery Condition on the Commencement Date. If Tenant determines that the Premises are not in the Delivery Condition. Tenant shall give written notice thereof to Landlord and Landlord shall correct such breach of the warranty within thirty (30) days of the date of Tenant’s notice (unless a longer period is reasonably required, in which event Landlord shall perform such repair as expeditiously as possible) at its cost (which shall not be charged or passed through to Tenant unless Tenant's actions were the cause of the Premises not being in the Delivery Condition). In addition to the foregoing, Tenant shall have the benefit of any manufacturers’ warranties.

6.            Change Orders. In the event Tenant requests any changes to the Plans and Specifications after the commencement of the Tenant improvements, Landlord may consent to such changes, which consent shall not be unreasonably denied, within five (5) business days after Landlord’s receipt of same, provided that the changes: (i) have no adverse effect on the Building structure or mechanical systems; (ii) arc in compliance with all Legal Requirements; (iii) have no material, negative effect on the exterior appearance of the Building, and (iv) will not unreasonably interfere with the anticipated normal and customary operation of the Building (each, a “Design Problem”). In the event of a Design Problem, Tenant will make the minimum changes necessary in order to correct the Design Problem and will return the requested changes to Landlord. This procedure will be repeated until Tenant’s requested changes are finally approved by Landlord. The parties shall respond to any communication from the other party within five (5) business days. If Tenant’s requested changes increase the cost to Landlord of constructing the Tenant Improvements shown on the Plans and Specifications, Landlord shall disclose such increased costs to Tenant in writing, and. if after receiving such notice from Landlord Tenant elects in writing to proceed. Tenant shall reimburse Landlord for such increased costs on a monthly basis according to the invoices for the items relating to the changes requested by Tenant unless Landlord agrees in writing to add such amount to the Excess 11 Allowance described in Section 7(a), to be paid as provided in Section 7(b). The costs charged by Landlord to Tenant pursuant to this Section 6 shall be an amount equal to the actual costs incurred by Landlord to review the requested changes and revise the Plans and Specifications, plus the additional amount required to cause the Tenant Improvements to be constructed as reflected in the revised Plans and Specifications.

Page B - 2.	COMMERCIAL LEASE – Exhibit B

7.            Tenant Improvement Allowance.

(a)          Amount. Landlord will advance the actual costs for the construction of the Tenant Improvements (which shall include construction of the Building for purposes of this Lease). Such construction costs, which include, without limitation any amounts paid to Landlord’s contractor, a project coordinator, or similar consultant, as well as the cost of builder’s risk insurance, permit fees and related governmental charges are referred to in this Agreement as the “Tenant Improvement Allowance.” Landlord and Tenant agree that the Tenant Improvement Allowance shall not exceed S2.300.000.00 (the “TI Cap”), unless otherwise separately agreed to by Tenant and Landlord in writing. Tenant shall be solely responsible for all costs of the Tenant Improvements in excess of the TI Cap (the “Excess TI Allowance”).

(b)          Repayment of Excess TI Allowance. Tenant shall repay the Excess TI Allowance in equal monthly installments (“Tenant’s TI Payment”), with interest at eight percent (8%) per annum, amortized over 84 months as Additional Rent. Notwithstanding anything in this Agreement to the contrary, Tenant may prepay all or any part of the Excess 11 Allowance at any time without penalty.

(c)          Security Interest. As security for payment of the Rent and repayment of the Excess TI Allowance, Tenant grants Landlord a security interest in Tenant’s equipment located on the Premises (the “Collateral”). Tenant authorizes Landlord to file all financing statements and take such other action as Landlord deems reasonably necessary to perfect and continue Landlord’s security interest in the Collateral. Upon Tenant’s request after the full payment and performance of the Obligations, Landlord will take all actions that Tenant deems reasonably necessary to terminate Landlord’s security interest in the Collateral, including authorizing Tenant to file any necessary termination forms. If, at any time, Tenant fails to timely make Tenant’s Excess TI Payment (whether a monthly amount or lump sum payment), Landlord shall have any remedy available to Landlord under the Uniform Commercial Code. Landlord agrees that it will release the security interest upon termination of the Lease.

8.           Inspection. After the Tenant Improvements are substantially complete (excepting punch list items) and prior to Tenant’s move-in to the Premises. Landlord shall cause its contractor to inspect the Premises with a representative of Tenant and complete a punch list of unfinished Tenant Improvement items. Authorized representatives for Landlord and Tenant shall execute said punch list to indicate their approval thereof. Landlord shall cause the Contractor to complete the items listed on such punch list within thirty (30) days after the approval of such punch list or as soon thereafter as reasonably practicable.

Page B - 3.	COMMERCIAL LEASE – Exhibit B

“Landlord”	“Tenant”

CHARRON METALS CORPORATION, a California corporation	YOZAMP PRODUCTS COMPANY, LLC, an Oregon limited liability company, dba Expion 360 Corporation

STEVEN A. CHARRON, President and	By	Ravi Sinha
CEO	:

	Its	CEO
:

Page B - 4.	COMMERCIAL LEASE – Exhibit B

Schedule 1

Building Description

Landlord shall construct the Building and supply, furnish, install and finish the following items, and which shall comprise, and are hereby defined as, the “Building:”

1.	Architect/Engineer Costs.

(a)	Architectural fees for Building design (interior and exterior).

(b)	Engineering fees for: site layout, drainage, survey.

(c)	Building structural engineering fees (interior and exterior); electrical, mechanical and plumbing design (including HVAC).

(d)	Landscape architectural design fees.

2.	Permitting; SDCs.

(a)	Permitting fees to City and County.

(b)	City fees for traffic usage, sewer connection, water connection and any required relocation of fire hydrants.

(c)	Fees to power company.

3.	Site Infrastructure; Utilities.

(a)	Site improvements such as sidewalks, asphalt parking lot, parking lot striping, parking lot signs, gravel parking areas, curbs, gutters, underground drainage systems, parking lot lights, grease traps, garbage enclosures.

(b)	Underground utilities such as sewer, power, water, fire system lines, conduit for telecommunications/cable.

4.	Building.

(a)	Foundation, exterior walls, bearing walls, structural members, stairways, and roof.

(b)	Exterior finishes, gutters, windows, exterior doors, exterior awnings, and covered porches.

(c)	Insulation and warehouse lighting.

(d)	Water meter, main electrical system, electrical service, electrical disconnect.

5.	HVAC

(a)	Main air distribution system with main cold and/or hot air loop to the service core.

Page Sch. 1.	COMMERCIAL LEASE – Schedule 1

Exhibit C

Personal Guaranty

The undersigned (“Guarantor”), for good and valuable consideration, hereby jointly and severally guaranties the due and punctual payment of the rent and performance of all of Tenant’s obligations under the foregoing lease (the “Lease”) until the third anniversary of the Commencement Date of the Lease.

Upon a default of any such amount or performance, Guarantor hereby covenants to pay such amount or make such performance as is due and payable, upon Landlord’s demand. Landlord need not first exhaust Landlord’s remedies to collect from Tenant such rent or performance as to which a default has occurred prior to making demand upon Guarantor with respect to payment or performance thereof. The liability of Guarantor hereunder shall not be deemed to diminish by reason of any bankruptcy, insolvency, reorganization or arrangement of Tenant or the assignment for the benefit of creditors of Tenant. In the event of any extension of time for payment of principal or interest under the Lease, this Guaranty shall continue to be applicable to the Lease as so extended.

In the event Guarantor shall for any reason acquire a claim against Tenant, Guarantor agrees that any principal and interest due or to become due under the Lease from Tenant shall be prior to any claim that Guarantor may have against Tenant whether or not Tenant at such time or thereafter is insolvent or thereafter becomes insolvent, and Guarantor does expressly subordinate any such claims against Tenant, upon any account whatsoever, to any principal and interest due or to become due under the Lease.

This Guaranty covers all costs and expenses, including any attorney fees, which Landlord, its administrators or assigns may pay or incur in the collection of any indebtedness or damages due to them by virtue of this Guaranty. The prevailing party in any action or dispute under or related to this Guaranty shall be entitled to, in addition to the costs and disbursements allowed by law, such sums as the court or arbitrator may adjudge reasonable as attorney fees in such suit or action and a further sum as may be fixed by the appellate court on any appeal from any decision of the trial court.

This Guaranty is assignable by Landlord and the rights of Landlord shall automatically inure to the benefit of and be enforceable by any assignee of the transactions and agreements herein guaranteed, or any part of them.

This Guaranty is unconditional and primary. This Guaranty is intended as a complete and exclusive statement of the terms thereto and can only be amended by a written instrument executed between the parties against who or from thereof is sought. This Guaranty’ shall be governed by the laws of the state of Oregon applicable to contracts made and to be performed therein.

Page C - 1.	COMMERCIAL LEASE – Exhibit C

Guarantor has obtained advice of legal counsel prior to and for the execution of this Guaranty, or has knowingly waived Guarantor’s right to do so, and Guarantor understands fully the contents of this Guaranty. This Guaranty may be executed in counterparts, each of which shall be deemed an original and together shall constitute one instrument. Copies of signature by facsimile or otherwise shall be treated as original signatures.

Time is of the essence with respect to performance of this Guaranty.

The language in all parts of this Guaranty shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Guaranty or any part thereof.

Dated this 31 Day of January, 2020.

“Guarantor”

JOHN YOZAMP

Page C - 2.	COMMERCIAL LEASE – Exhibit C